SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 1, 2003

                            Century Aluminum Company
             (Exact name of registrant as specified in its charter)

           Delaware                       0-27918                 13-3070826
(State or other jurisdiction of   (Commission File Number)      (IRS Employer
        Incorporation)                                       Identification No.)

           2511 Garden Road
         Building A, Suite 200
         Monterey, California                                       93940
(Address of principal executive offices)                          (Zip Code)

                                 (831) 642-9300
              (Registrant's telephone number, including area code)
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Item 2. Acquisition or Disposition of Assets

      On April 1, 2003, Century Aluminum Company ("Century," or the "Company") completed the acquisition of the 20% interest in its Hawesville, Kentucky primary aluminum reduction facility which was indirectly owned by Glencore International AG (together with its subsidiaries, "Glencore") together with Glencore's pro rata interest in certain related assets (collectively, the "Acquired Assets"). Century paid a purchase price of approximately $105 million for the Acquired Assets, which it financed with approximately $65 million of available cash and a six-year $40 million promissory note payable to Glencore (the "Hawesville Note"). Amounts outstanding under the Hawesville Note earn interest at a rate of 10% per annum and are secured by a first priority security interest in the Acquired Assets. Until the Hawesville Note matures on April 1, 2009, the Company will make principal and interest payments semi-annually, with principal payments based on the average closing prices for aluminum quoted on the London Metals Exchange for the six month period ending two weeks prior to each payment date. The Company's obligations under the Hawesville Note are guaranteed by each of its consolidated subsidiaries, including Hancock Aluminum LLC ("Hancock"), a wholly-owned subsidiary of the Company which holds the Acquired Assets.

      Century's purchase of the Acquired Assets was effected pursuant to the terms of an Asset Purchase Agreement, dated as of April 1, 2003, among Glencore Ltd., Glencore Acquisition I LLC, Hancock and the Company (the "Asset Purchase Agreement"). The terms of the Asset Purchase Agreement, including the purchase price paid for the Acquired Assets, were determined through arms'-length negotiations between the parties and approved by an independent committee of the Company's board of directors.

      Glencore originally purchased the Acquired Assets from Century in April 2001 when Century acquired the Hawesville facility and related assets from Southwire Company ("Southwire"), a privately-held wire and cable manufacturing company (the "Hawesville Acquisition"). The cash purchase price paid by Glencore to Century in 2001 was $97.8 million. Glencore also assumed direct responsibility for a pro rata portion of certain liabilities and obligations related to the Hawesville facility, including: (i) delivery obligations under the Molten Aluminum Supply Agreement, dated April 1, 2001, between Century and Southwire, (ii) debt service obligations related to $7.8 million in industrial revenue bonds ("IRBs") assumed by Century in connection with the Hawesville Acquisition, (iii) any post-closing payments due Southwire pursuant to the terms of the Company's agreement with Southwire, and (iv) certain other post-closing liabilities and obligations (including environmental) related to the Hawesville facility (collectively, the "Assumed Liabilities").

      In connection with the Company's subsequent purchase of the Acquired Assets from Glencore, the Company assumed all of Glencore's obligations related to the Assumed Liabilities. In addition, the Company issued a promissory note to Glencore to secure any payments Glencore makes as guarantor of a letter of credit the Company posted in April 2001 in support of the IRBs (the "Reimbursement Note").

      The Hawesville facility began operations in 1970 with four potlines. A fifth potline was added in 1999, increasing the annual production capacity at the facility to 538 million pounds of primary aluminum. Together with the 80% interest it previously owned, the acquisition of the Acquired Assets gives the Company ownership of 100% of the Hawesville facility and its related aluminum production operations and increases the Company's overall annual production capacity by 108 million pounds.

      Glencore is the Company's largest shareholder, and based on its common and preferred stock ownership, beneficially owns approximately 41.5% of Century's common stock. In addition, Willy R. Strothotte, the chairman of the board of directors of Glencore International AG, serves as a director on Century's board of directors and Craig A. Davis, the chairman of Century's board of directors, is a director and former executive officer of Glencore International AG.


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Item 7. Financial Statements and Exhibits

      (c) Exhibits. The following have been attached as exhibits to this filing on Form 8-K:

 Exhibit Number   Description
 --------------   -----------

      2.1 Asset Purchase Agreement, dated as of April 1, 2003, by and between Glencore Ltd., Glencore Acquisition I LLC, Hancock Aluminum LLC and Century Aluminum Company

      2.2 Secured Promissory Note, dated April 1, 2003, issued by Century Aluminum Company (Hawesville Note)

      2.3 Secured Promissory Note, dated April 1, 2003, issued by Century Aluminum Company (Reimbursement Note)

      2.4 Security Agreement, dated as of April 1, 2003, by and between Hancock Aluminum LLC, Glencore Ltd. and Glencore Acquisition I LLC

      2.5 Guaranty, dated as of April 1, 2003, by Hancock Aluminum LLC, Century Kentucky, Inc., NSA Ltd., Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Metalsco, Ltd. and Skyliner, Inc. for the benefit of Glencore Acquisition I LLC and Glencore Ltd


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

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            CENTURY ALUMINUM COMPANY


Date: April 16, 2003                    By:       /s/ Gerald J. Kitchen
                                            ------------------------------------
                                            Name:  Gerald J. Kitchen
                                            Title: Executive Vice President,
                                                   General Counsel
                                                   Chief Administrative Officer
                                                   and Secretary


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

                                  EXHIBIT INDEX

 Exhibit Number   Description
 --------------   -----------

      2.1 Asset Purchase Agreement, dated as of April 1, 2003, by and between Glencore Ltd., Glencore Acquisition I LLC, Hancock Aluminum LLC and Century Aluminum Company

      2.2 Secured Promissory Note, dated April 1, 2003, issued by Century Aluminum Company (Hawesville Note)

      2.3 Secured Promissory Note, dated April 1, 2003, issued by Century Aluminum Company (Reimbursement Note)

      2.4 Security Agreement, dated as of April 1, 2003, by and between Hancock Aluminum LLC, Glencore Ltd. and Glencore Acquisition I LLC

      2.5 Guaranty, dated as of April 1, 2003, by Hancock Aluminum LLC, Century Kentucky, Inc., NSA Ltd., Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Metalsco, Ltd. and Skyliner, Inc. for the benefit of Glencore Acquisition I LLC and Glencore Ltd


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